Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

ENTEROMEDICS ANNOUNCES WEIGHT LOSS, HYPERTENSION AND

DIABETES DATA FROM EMPOWER AND ENABLE STUDIES

ST. PAUL, Minn., January 14, 2010 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced clinical results from two studies of VBLOC® vagal blocking therapy, including additional data from its EMPOWER™ study in obesity and interim clinical results from its ongoing VBLOC-DM2 ENABLE (DM2) study in diabetes using the next-generation rechargeable (RC) device. For all studies, the Maestro® System continues to meet its safety goals, with no therapy-related serious adverse events reported across the various study populations.

“Results from multiple studies of the Maestro System, which include over 400 implanted subjects, remain encouraging, with signs of clinically meaningful weight loss and control of obesity related co-morbidities as well as a safety profile unmatched among bariatric surgical procedures,” said President and CEO Mark B. Knudson, Ph.D. “Patients in the DM2 study, who use the RC Maestro System for approximately 14 hours a day, experience both meaningful weight loss and significant reductions in their HbA1c levels. Further, because the DM2 study uses the next-generation RC device, it shows promise in resolving patient compliance for those patients that did not use the device for the prescribed amount of time in the EMPOWER trial and earlier studies.”

Dr. Knudson added: “We look forward to meeting with the FDA during the current quarter to determine the appropriate regulatory path forward for the Maestro System as a treatment for morbid obesity and its related co-morbidities, diabetes and hypertension.”

Additional EMPOWER Study Results

The Company today announced additional data from a detailed review of its EMPOWER study, which included the following:

•	Weight loss corresponded directly to hours of use for patients in the treatment arm. At 12 months, results were as follows:

Daily use	<6 hrs	≥6 and <9 hrs	≥9 and <12 hrs	≥12 hrs
Percent EWL (BMI Method)	4.7	12.9	21.5	29.5

•	Weight loss corresponded directly to hours of use when both the treatment and control arms are combined:

12 Months from Implant (BMI Method)	≥9 hours/day N=128	<9 hours/day N=125	p-value
Subjects achieving ≥25% EWL	39.1%	12.0%	p<0.0001
Average daily use in subjects	11.2 hrs	7.7 hrs	p<0.0001

The EMPOWER study is a randomized, double-blind, controlled pivotal study designed to evaluate the safety and efficacy of the Maestro System in the treatment of obesity. EnteroMedics previously announced preliminary findings from a detailed review of the study which suggest that vagal blocking therapy may promote safe and effective weight loss as an adjunct to behavioral support, diet and exercise in morbidly obese patients. The review further suggested that weight loss effects were evident in both the treatment and control arms because the control arm of the trial, which was intended to be inactive, apparently provided a low-intensity blocking signal that introduced VBLOC Therapy in human subjects.

VBLOC-DM2 ENABLE study

The DM2 study is an ongoing feasibility study of the Maestro System in obese patients with Type-2 diabetes mellitus. The study includes subjects implanted with the RC device and was designed to evaluate the system’s safety and efficacy. Study data include:

•	HbA1c change (baseline 7.7%):

Visit (post-device activation)	Hba1c change	Percent HbA1c	n	p
Week 1	-0.3	7.4	19	0.0206
Week 4	-0.7	7.0	19	0.0002
Week 12	-0.9	6.8	18	0.0019
6 Months	-0.8	6.9	19	0.0062

•	Percent excess weight loss (BMI Method from Implant):

Visit (post-device activation)	EWL	n	p
Week 12	-23.6	18	<.0001
6 Months	-26.4	19	<.0001

•	Change in mean arterial pressure in Hypertensive Subjects (baseline 99.5 mmHg, average) in mmHg:

Visit (post-device activation)	MAP change	n	p
Week 1	-7.8	10	0.0102
Week 4	-12.3	10	0.0046
Week 12	-9.9	9	0.0007
6 Months	-12.9	10	0.0018

About VBLOC Therapy

EnteroMedics developed VBLOC® vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC Therapy is delivered via the Maestro® System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low-energy electrical impulses. VBLOC Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics is currently conducting a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients outside of the United States. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This presentation contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER pivotal trial; our ability to complete our other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; our ability to obtain and maintain intellectual property protection for our technology and products; and risks related the offering and ownership of our common stock. These and additional risks and uncertainties are described more fully in our Form 10-K filed with the SEC on March 12, 2009. We are providing this information as of the date of this presentation including our best estimates on obesity and bariatric surgery market calculations and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro(R) System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

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